DIRECTORS

RESOLUTIONS OF

ZHANLING INTERNATIONAL LIMITED

(the "Company")

WHEREAS:

A. the Company is indebted to YongQing Liu, a related party, in the amount of $32,985, and to XinLi Shao, a non-related party, in the amount of $693, both as of February 28, 2025;

AND WHEREAS:

B. each creditor has agreed to convert such debt into shares of common stock of the Company.

NOW, THEREFORE, BE IT RESOLVED THAT:

A. the Company shall issue 3,298,500 shares of common stock to YongQing Liu and 69,300 shares to XinLi Shao in full satisfaction of the amounts due;

RESOLVED FURTHER THAT:

B. upon such issuance, the Company shall have no further obligations or liabilities to the respective creditors;

C. the Board has determined the conversion price of $0.01 per share to be fair and in the best interest of the Company.

Effective date: June 19, 2025

YongQing Liu

ZhenSheng Li

XinLi Shao